Exhibit 99.1
Joint Filing Agreement
The undersigned hereby agree to the joint filing on behalf of each of this statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Omni Bio Pharmaceuticals, Inc., and that this Agreement be included as an Exhibit to such statement.
This Joint Filing Agreement may be executed at different times and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same instrument.
IN WITNESS WHEREFORE, the undersigned hereby execute this Agreement effective as of the date set forth below:
Date: September 28, 2009

SARMAT, LLC
/s/ Brian Klemsz
Brian Klemsz, Manager

WESTMOUNTAIN BLUE, LLC
/s/ Joseph Zimlich
Joseph Zimlich, Manager

/s/ Brian Klemsz
Brian Klemsz, Individually

/s/ Kim McDaniel
Kim McDaniel, Individually

/s/ Joseph Zimlich
Joseph Zimlich, Individually